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                                                               EXHIBIT 99(h)(8)

                                    FORM OF
                            SUPPLEMENT TO THE SECOND
                              AMENDED AND RESTATED
                            ADMINISTRATION AGREEMENT

               PIMCO Funds: Pacific Investment Management Series
                            840 Newport Center Drive
                        Newport Beach, California 92660

                              _____________, 2000

Pacific Investment Management Company
840 Newport Center Drive
Newport Beach, California 92660

RE:    PIMCO California Municipal Bond Fund
       PIMCO Short-Term Emerging Markets Portfolio

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company (the "Administrator") as follows:

     1. This Trust is an open-end investment company organized as a Massachusetts business trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. The PIMCO California Municipal Bond Fund and PIMCO Short-Term Emerging Markets Portfolio (the "Portfolios") are separate investment portfolios of the Trust.

     2. The Trust and the Administrator have entered into an Amended and Restated Administration Agreement ("Agreement") dated May 5, 2000, pursuant to which the Trust has employed the Administrator to provide management and administrative services to the Trust as set forth in that Agreement.

     3. As provided in paragraph 1 of the Agreement, the Trust hereby adopts the Agreement with respect to the Portfolios and the Administrator hereby acknowledges that the Agreement shall pertain to the Portfolios, the terms and conditions of such Agreement being hereby incorporated herein by reference.

     4. As provided in paragraph 5 of the Agreement and subject to further conditions as set forth therein, the Trust shall with respect to each Portfolio pay the Administrator a monthly fee calculated as a percentage (on an annual basis) of the value of net assets of the Portfolio during the preceding month, as determined on the last business day of the preceding month, for the PIMCO California Municipal Bond Fund, at a rate of 0.24% for Institutional and Administrative Classes and at a rate of 0.35% for Class A, Class B, Class C and Class D; and for the PIMCO Short-Term Emerging Markets Portfolio at a rate of 0.10%.
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     5.   This Supplement and the Agreement shall become effective with respect to each Portfolio on ______________, ________ and shall continue in effect with respect to each Portfolio for a period of more than two years from that date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. The Agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the entire Board of Trustees of the Trust or by a majority of the outstanding voting securities of the Trust or, with respect to a Portfolio by a vote of a majority of the outstanding shares of the Portfolio, on 60 days' written notice to the Administrator or, at or after the one-year period commencing the date of its effectiveness, by the Administrator on 60 days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

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     If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                    Very truly yours,

                                    PIMCO FUNDS: PACIFIC INVESTMENT MANAGEMENT
                                    SERIES

                                    By:   ___________________________
                                          Title:  President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY

By:   _________________________________
      Title:  Managing Director


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